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                                                                     EXHIBIT 2.0


                            CVD FINANCIAL CORPORATION
                       c/o Suite 1250, 400 Burrard Street
                       Vancouver, British Columbia V6C 3A6

June 20, 1996

LOGAN INTERNATIONAL CORP.
c/o Suite 1250
400 Burrard Street
Vancouver, B.C.  V6C 3A6

Dear Sirs:

CVD Financial Corporation or an affiliate (the "Purchaser") hereby offers to purchase from Logan International Corp. (the "Company") and, by its acceptance hereof, the Company agrees to create, issue and sell to the Purchaser 60,000 shares of Preferred Stock, Series B of the Company (the "Purchased Shares") for an aggregate purchase price of $6,000,000 (U.S.). The Purchased Shares will:

(A)      pay a cumulative dividend at the rate of 5% per annum;

(B)      be entitled to interest on accrued and unpaid dividends;

(C) be subject to redemption by the Company at any time and from time to time;

(D)      have an issue price of U.S. $100 per share;

(E)      have a par value of U.S. $0.01 per share;

(F)      have one vote per share; and

(G)      be substantially in the form set forth in Schedule "A" hereto.

This offer is conditional upon and subject to the terms and conditions described below.

Covenants, Representations and Warranties

The Company covenants, represents and warrants to the Purchaser, and acknowledges that the Purchaser is relying upon such covenants, representations and warranties in purchasing the Purchased Shares, that:

(A) on the Closing Date (as herein defined), the authorized capital of the Company will consist of 100,000,000 shares of common stock with a par value of U.S. $0.01 per share and 25,000,000 shares of Preferred Stock with a par value of U.S. $0.01 per share;

(B) on the Closing Date, the Purchased Shares shall be delivered to the Purchaser free and clear of any mortgages, liens, charges, restrictions, security interests, adverse claims, pledges, encumbrances or demands, whatsoever and shall, upon receipt of payment by




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         the Company therefor, be validly and duly authorized, created and issued by the Company as fully paid and non-assessable;

(C) the Company has good right, full corporate power and absolute authority to enter into this agreement and to issue, sell, assign and transfer the Purchased Shares to the Purchaser in the manner contemplated herein and to perform all of the Company's obligations under this agreement;

(D) the Company is a company duly incorporated and validly subsisting in all respects under the laws of the State of Washington and is in good standing with respect to the filing of annual returns;

(E) the execution and delivery of this agreement and the completion of the transactions contemplated hereby will not conflict with, result in a default under, or accelerate or permit the acceleration of the performance required by, any agreement or instrument to which the Company is a party;

(F) the Company is a registrant under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and has, on a timely basis, duly filed or delivered all reports, filings, disclosures, releases and other materials required to be filed with or delivered to any regulatory authority having jurisdiction under applicable law, including periodical or timely disclosure filings or reports required pursuant to the Exchange Act;

(G) this agreement has been duly executed and delivered by and on behalf of the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms; and

(H) the Company shall file and cause to be filed all forms of certification required to be filed by the Company in connection with the purchase and sale of the Purchased Shares so that the distribution of the Purchased Shares may lawfully occur without the necessity of filing a prospectus or otherwise registering the same in the United States.

The Purchaser covenants, represents and warrants to the Company, and acknowledges that the Company is relying upon such covenants, representations and warranties in connection with the sale by it of the Purchased Shares, that:

(A) the Purchaser is a corporation duly incorporated and validly subsisting in all respects under the laws of Delaware;

(B) the Purchaser has good right, full corporate power and absolute authority to enter into this agreement and to purchase the Purchased Shares from the Company in the manner contemplated herein and to perform all of the Purchaser's obligations under this agreement;




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(C)      this agreement has been duly executed and delivered by and on behalf of the Purchaser and constitutes a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms;

(D) the Purchaser acknowledges that the Purchased Shares have not been registered by the Company under the Securities Act of 1933, as amended (the "1933 Act"), that the Company does not plan, and is under no obligation to provide for, registration of the Purchased Shares, that the Purchased Shares are being offered and sold in reliance upon an exemption from the registration requirements of the 1933 Act, and that they cannot be sold unless they are subsequently registered under the 1933 Act or are sold pursuant to an exemption from the registration requirements thereunder;

(E) the Purchaser shall file and cause to be filed all forms of certification required to be filed by the Purchaser in connection with the purchase and sale of the Purchased Shares so that the distribution of the Purchased Shares may lawfully occur without the necessity of filing a prospectus or otherwise registering the same in the United States, and the Purchaser shall not request that the Company provide it with an offering memorandum or prospectus, or do anything which would require the Company to provide such an offering memorandum or prospectus to the Purchaser;

(F) the Purchased Shares are being subscribed for and any rights the Purchaser may acquire as a shareholder of the Company will be acquired for the Purchaser's own account and for investment purposes and not with a view to a subsequent offering, sale or distribution thereof, and the Purchaser may not participate, directly or indirectly, in any plan or scheme involving the resale or distribution of the Purchased Shares or any interest therein;

(G) the Purchaser has knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of the investment and is able to bear the economic risk of loss of the investment; and

(H) the Purchaser has not received or been provided with an offering memorandum or similar document, and its decision to enter into this agreement and to purchase the Purchased Shares has not been made upon any verbal or written representation as to fact or otherwise by or on behalf of the Company or any other person and its decision to enter into this agreement and purchase the number of Purchased Shares set forth herein is based entirely upon information concerning the Company which is publicly available.

Conditions to Purchase Obligations

The following are conditions to the obligation of the Purchaser, and where indicated of the Company, to complete the transaction contemplated hereby, which conditions the Company covenants to exercise its best efforts to have fulfilled on or prior to the Closing Date (or such earlier time as may be specified herein):




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(a)      there will have been made and/or obtained all necessary filings, approvals, consents and acceptances of appropriate regulatory authorities in order to permit the Purchaser to purchase and the Company to sell the Purchased Shares as herein provided on or before June 28, 1996;

(b) the definitive terms attached to the Purchased Shares will have been mutually approved and received;

(c) the Company shall have obtained all necessary approvals of its board of directors on or before June 28, 1996;

(d) no order ceasing or suspending trading in any securities of the Company or prohibiting the sale of the Purchased Shares is in effect and no proceedings for such purpose are pending or threatened; and

(e) the representations and warranties contained herein shall be true and correct as of the Closing Date as if such representations and warranties had been made on and as of the Closing Date, and all of the terms and conditions herein contained and required to be performed and complied with at that time have been performed and complied with.

In the event that the foregoing conditions are not all satisfied and/or waived by the parties, this agreement shall be terminated and the parties shall have no further obligations to each other whatsoever.

Closing

The closing of the transaction herein provided for shall be completed on the third business day following the satisfaction of the conditions set forth herein, or on such other day as may be agreed to by the Company and the Purchaser (the "Closing Date").

On the Closing Date, the Company shall deliver:

(a) definitive certificates for the Purchased Shares duly registered as the Purchaser may request; and

(b) such further documentation as the Purchaser may reasonably require in a form satisfactory to the Purchaser,

against delivery by the Purchaser to the Company of a certified cheque or bank draft made payable to, or to the order of, the Company in the amount of the purchase price of the Purchased Shares. Notwithstanding the Closing Date, the transaction herein provided for shall be deemed to be effective June 27, 1996.




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All warranties, representations, covenants and agreements herein contained or contained in any document submitted pursuant to this agreement and in connection with the transaction herein contemplated shall survive the purchase and sale of the Purchased Shares by the Purchaser and continue in full force and effect for the benefit of the Purchaser.

This agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and time shall be of the essence hereof.

This agreement constitutes the entire agreement between the parties and except as stated herein and in the instruments and documents to be executed and delivered pursuant hereto, contains all of the representations, warranties, covenants and agreements of the respective parties hereto.

This agreement may be executed in any number of counterparts or by facsimile, each of which shall together constitute one and the same instrument and be deemed to be an original, notwithstanding that all of the parties are not signatory to the same counterpart or facsimile.

If the Company is in agreement with the foregoing terms and conditions and wishes to accept this offer, please so indicate by executing a copy of this letter where indicated below and delivering the same to the Purchaser by 4:00 p.m. on June 27, 1996, at which time this offer will expire.

Yours very truly,

CVD FINANCIAL CORPORATION

By:/s/ Michael J.  Smith

Name:  Michael J.  Smith

Title:   President




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The offer referred to above is hereby accepted on the terms and conditions therein set forth.

DATED this 21st day of June, 1996.

LOGAN INTERNATIONAL CORP.

By: /s/ Michael J. Smith

Name:   Michael J.  Smith

Title:  Chief Financial Officer




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                                  SCHEDULE "A"

                                    SECTION 1
                                   ISSUE PRICE

1.1 The issue price for the Preferred Stock, Series B shall be determined by resolution of the board of directors of the Corporation.

                                    SECTION 2
                                    DIVIDENDS

2.1      Payment of Dividends

         The holders of the Preferred Stock, Series B shall be entitled to receive, and the Corporation shall pay thereon, as and when declared by the board of directors out of monies properly applicable to the payment of dividends, fixed cumulative preferential cash dividends at the rate of 5% per share per annum (the "Dividend Payment") on the amount paid-up thereon payable in arrears on December 31 of each year (the "Dividend Payment Date"). Dividends on the Preferred Stock, Series B shall accrue from and including the date of issuance. Cheques of the Corporation or its dividend paying agent payable at par at a chartered bank or trust company shall be issued in respect of such dividends to the holders of the Preferred Stock, Series B entitled thereto. The mailing of such cheques shall satisfy and discharge all liability for the dividends represented thereby, unless the cheques are not paid on due presentation. If on any Dividend Payment Date, the dividends payable on such date are not paid in full on all of the Preferred Stock, Series B then issued and outstanding, the dividends or the unpaid part thereof shall be paid on a subsequent date or dates as determined by the board of directors. The holders of the Preferred Stock, Series B shall not be entitled to any dividends other than or in excess of the cash dividends provided for herein. A dividend which is represented by a cheque which has not been presented for payment within six years after it was issued shall be forfeited to the Corporation.

2.2      Dividend for Other than a Full Year


         The amount per share of the dividend accrued for any period which is less than a full year with respect to any Preferred Stock, Series B:

         (a)      which is issued, redeemed or purchased; or

         (b) where the assets of the Corporation are distributed to the holders of Preferred Stock, Series B on the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or on any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, shall be equal to the amount (rounded to the nearest 1/100th of 1 cent) calculated by multiplying the Dividend Payment by a fraction of which the numerator is the number of days during the year




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that the share has been outstanding (including the date of issuance or the first day of the year as well as the Dividend Payment Date or date of redemption, purchase, or distribution of assets, as applicable) and the denominator is 365.

2.3      Interest Payment

         The holders of the Preferred Stock, Series B shall be entitled to receive, as provided herein, an amount equivalent to interest at the rate of 8% per annum on the amount of all Dividend Payments not paid on their respective Dividend Payment Dates and which remain outstanding from time to time, which shall be compounded annually on each Dividend Payment Date (the "Interest Amount").

                                    SECTION 3
                             REDEMPTION AND PURCHASE

3.1      General

         Subject to Section 6, the Preferred Stock, Series B may be redeemed or purchased by the Corporation as provided in this Section, but not otherwise.

3.2      Redemption Rights

         (a) Subject to Section 6, the Corporation may at its option redeem at any time all or from time to time any number of the outstanding Preferred Stock, Series B on payment of the Redemption Price as provided in Section 3.3.

         (b) If less than all of the outstanding Preferred Stock, Series B are to be redeemed, the shares to be redeemed shall be selected by lot, in single shares or in units of 10 shares or less, or pro rata (disregarding fractions) as the board of directors or a committee thereof in its sole discretion shall by resolution determine.

3.3      Redemption Price

         The price at which any Preferred Stock, Series B is redeemable (the "Redemption Price") shall be the aggregate of all accrued and unpaid dividends up to and including the date fixed for redemption, the amount paid-up thereon, any Interest Amount applicable thereto and a redemption premium of 10% of the amount paid-up thereon.

3.4      Redemption Procedure

         (a) Notice of redemption (the "Redemption Notice") of the Preferred Stock, Series B shall be given by the Corporation not less than 30 days prior to the date fixed for redemption to each holder of any Preferred Stock, Series B to be redeemed. Accidental failure or omission to give the Redemption Notice to one or more of




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                  such holders shall not affect the validity of such redemption.
                  The Redemption Notice shall set out the Redemption Price, the date fixed for redemption, the place of redemption and, in the case of partial redemption, the number of the holder's shares to be redeemed.

         (b) On and after the date fixed for redemption, the Corporation shall pay or cause to be paid the Redemption Price to or to the order of the holders of the Preferred Stock, Series B redeemed on presentation and surrender, at the place of redemption, of the respective certificates representing such shares, and the holders of the Preferred Stock, Series B called for redemption shall cease to be entitled to dividends or to exercise any of the rights of holders in respect thereof, unless payment of the Redemption Price shall not be made in accordance with the foregoing provisions, in which case the rights and privileges of the holders shall remain unimpaired.

         (c) The Corporation shall have the right at any time after mailing the Redemption Notice to deposit the Redemption Price of the shares thereby called for redemption, or such part thereof as at the time of deposit has not been claimed by the shareholders entitled thereto, in a special account with a chartered bank or trust company for the holders of such shares, and upon the deposit being made or upon the date fixed for redemption, whichever is the earlier, the Preferred Stock, Series B in respect of which the deposit shall have been made shall be deemed to be redeemed and the rights of each holder thereof shall be limited to receiving, without interest, his proportionate part of the Redemption Price so deposited upon presentation and surrender of the certificates representing his shares so redeemed.

         (d) If less than all the Preferred Stock, Series B represented by any certificate are redeemed, a new certificate for the balance shall be issued without cost to the holder.

3.5               Purchase

                  Subject to Section 6, the Corporation may purchase at any time all or from time to time any number of the outstanding Preferred Stock, Series B in the open market (including purchases through or from an investment dealer or firm holding membership on a stock exchange) or pursuant to tenders received by the Corporation upon an invitation for tenders addressed to all holders of the Preferred Stock, Series B, at a price per share not exceeding the Redemption Price plus costs of purchase. If, upon any invitation for tenders, the Corporation receives tenders for Preferred Stock, Series B at the same price in an aggregate number greater than the number for which the Corporation is prepared to accept tenders, the shares to be purchased shall be selected from the shares offered at prices as nearly as may be pro rata (to the nearest 10 shares) according to the number of Preferred Stock, Series B offered in each tender, in the manner as the board of directors or a committee thereof in its sole discretion shall by resolution determine.




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3.6               Redeemed or Purchased Preferred Stock, Series B


                  Preferred Stock, Series B redeemed or purchased by the Corporation shall remain as authorized but unissued Preferred Stock, Series B and shall be available for issuance as such, unless payment for same is not made by the Corporation in the ordinary course.

                                    SECTION 4
                                  VOTING RIGHTS

4.1               General

                  The holders of the Preferred Stock, Series B shall be entitled to receive notice of and to attend at all meetings of shareholders of the Corporation, other than separate meetings of the holders of another class or series of shares. A holder of any Preferred Stock, Series B shall be entitled to vote at such meetings on the basis of one vote per share.

                                    SECTION 5
                       LIQUIDATION, DISSOLUTION OR WIND-UP

5.1               Priority of Distributions

                  In the event of the liquidation, dissolution or winding-up of the Corporation or other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, whether voluntary or involuntary, the holders of the Preferred Stock, Series B shall be entitled, before any amounts shall be paid to or any property or assets of the Corporation are distributed among the holders of the Common Stock, or any other share of the Corporation ranking junior to the Preferred Stock, Series B, to receive an amount equal to the amount paid-up thereon, together with all accrued and unpaid dividends thereon, any Interest Amount applicable thereto and a premium of 10% of the amount paid-up thereon. After payment to the holders of the Preferred Stock, Series B of the amounts so payable to them, they shall not be entitled to share in any further distribution of the assets of the Corporation.

5.2               Ratable Distribution

                  If any accrued and unpaid dividends, amounts payable on the return of capital, any Interest Amount or any premium in respect of the Preferred Stock, Series B are not paid in full, all series of Preferred Stock shall participate ratably in respect of accrued and unpaid dividends, the return of capital, any Interest Amount and the premium.


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                                    SECTION 6
                          RESTRICTIONS ON DIVIDENDS AND
                          ISSUE OR RETIREMENT OF SHARES

6.1 The Corporation shall not at any time without, but may at any time with, the approval of the holders of the Preferred Stock, Series B given in accordance with Section 9, authorize or issue any shares, other than additional series of Preferred Stock, ranking prior to or on a parity with the Preferred Stock, Series B as to the payment of dividends or the distribution of the property or assets of the Corporation. Furthermore, so long as any of the Preferred Stock, Series B are outstanding, the Corporation shall not:

         (a) declare, pay or set apart for payment any dividends (other than stock dividends in shares of the Corporation ranking junior to the Preferred Stock, Series B) on any shares of the Corporation ranking junior to the Preferred Stock, Series B;

         (b) call for redemption, redeem, purchase or otherwise retire for value any shares ranking junior to the Preferred Stock, Series B (except out of the net cash proceeds of a substantially concurrent issue of shares of the Corporation ranking junior to the Preferred Stock, Series B);

         (c) call for redemption, redeem, purchase or otherwise retire for value less than all of the Preferred Stock, Series B;

         (d) except out of the net cash proceeds of a substantially concurrent issue of shares of the Corporation ranking junior to the Preferred Stock, Series B, call for redemption, redeem, purchase or otherwise retire for value (i) any Preferred Stock, other than the Preferred Stock, Series B or (ii) any shares of a class or series ranking on a parity with the Preferred Stock, Series B in respect of the payment of dividends and the distribution of assets in the event of a liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or in the event of any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs; or

         (e)      create or issue any additional Preferred Stock,

unless, in each such case, any Interest Amount and all accrued and unpaid dividends on the outstanding Preferred Stock, Series B and on all other shares ranking prior to or on a parity with the Preferred Stock, Series B, up to and including all dividends payable on the last preceding Dividend Payment Date, have been declared and paid or set apart for payment.




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                                    SECTION 7
                           NOTICES AND INTERPRETATION

7.1 Notices

         (a) Any notice, cheque, invitation for tenders or other communication from the Corporation provided for herein shall be sufficiently given if delivered or if sent by ordinary first class mail, postage prepaid, to the holders of the Preferred Stock, Series B at their respective addresses appearing on the books of the Corporation or, in the event of the address of any of such holders not so appearing, then at the last address of such holder known to the Corporation. Accidental failure to give any notice, invitation for tenders or other communication to one or more holders of the Preferred Stock, Series B shall not affect the validity of the notices, invitations for tenders or other communications properly given or any action taken pursuant to such notice, invitation for tender or other communication, but upon a failure being discovered, the notice, invitation for tenders or other communication, as the case may be, shall be sent forthwith to the holder or holders.

         (b) If any notice, cheque, invitation for tenders or other communication from the Corporation given to a holder of Preferred Stock, Series B pursuant to Section 7.1(a) is returned on three consecutive occasions because he cannot be found, the Corporation shall not be required to give or mail any further notices, cheques, invitations for tenders or other communications to such shareholder until he informs the Corporation in writing of his new address.

7.2 Interpretation

         (a) In the event that any day on which any dividend on the Preferred Stock, Series B is payable or on or by which any other action is required to be taken hereunder is not a business day, then such dividend shall be payable or such other action shall be required to be taken on or before the next succeeding day that is a business day. "Business day" means a day other than a Saturday, a Sunday or any other day that is a statutory or civic holiday in the place where the Corporation has its head office.

         (b) All references herein to a holder of Preferred Stock, Series B shall be interpreted as referring to a registered holder of the Preferred Stock, Series B.

                                    SECTION 8
                                  MODIFICATION

8.1 The provisions set out herein attaching to the Preferred Stock, Series B may be deleted, varied, modified, amended or amplified with the prior approval of the holders of Preferred Stock, Series B given in accordance with Section 9.




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                                    SECTION 9
                      APPROVAL OF PREFERRED STOCK, SERIES B

9.1 Any approval required or permitted to be given by the holders of the Preferred Stock, Series B with respect to any and all matters referred to herein shall be deemed to have been sufficiently given by the holders of the Preferred Stock, Series B if given in accordance with the Corporation's governing statute and constating documents.